Exhibit 10.93
MUTUAL SEPARATION AND RELEASE AGREEMENT
THIS MUTUAL SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into as of this 12th day of June, 2008, by and among CHROMCRAFT REVINGTON, INC. (the “Company”), a Delaware corporation, and BENJAMIN M. ANDERSON-RAY (the “Executive”), a resident of the State of Indiana,
W I T N E S S E T H:
WHEREAS, the Executive has been serving as a director and has been employed as the Chairman of the Board and Chief Executive Officer of the Company; and
WHEREAS, the Company recognizes the Executive’s contributions in developing the Company’s new business model and his other valuable service and contributions to the Company; and
WHEREAS, the Company and the Executive desire to enter into this Agreement to memorialize their mutual understanding and agreement with respect to the Executive’s separation from employment with the Company and its subsidiaries, the Executive’s resignation from the boards of directors of the Company and its subsidiaries, the Executive’s advisory role following his separation from employment and the payment of severance to the Executive as provided herein.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual agreements and obligations contained herein, the severance payment contemplated hereby and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:
Section 1. Separation from Employment.
(a) The Company and the Executive hereby agree that the Executive’s employment by the Company shall end effective as of 5:00 p.m. EDT on June 30, 2008 (the “Effective Time”). In this regard, the Company and the Executive hereby agree to the mutual termination of the Executive’s employment with the Company as its Chairman of the Board and Chief Executive Officer as of the Effective Time. This Agreement shall not constitute a termination of the Executive’s employment under the Employment Agreement (as hereinafter defined) by the Company (whether with or without cause) or by the Executive (whether with or without good reason).
(b) The Executive hereby resigns, effective as of the Effective Time, as (i) an officer and employee of, and from all other positions with, each of the Company’s subsidiaries, and (ii) a member of the Company’s Benefit Plans Administrative Committee.
Section 2. Resignation as a Director. The Executive hereby resigns, effective as of the Effective Time, as a director of the Company and each of the Company’s subsidiaries. The Executive hereby waives notice of the meeting of the board of directors of the Company to be held on June 13, 2008.

Section 3. Status of Employment Agreement. The Company and the Executive acknowledge that they are parties to an Employment Agreement dated June 22, 2005 (the “Employment Agreement”). The Company and the Executive hereby agree that Sections 1, 2, 3, 4 and 5 of the Employment Agreement in their entirety are hereby terminated and are of no further force or effect as of the Effective Time (other than the definitions of terms specified in such sections, which shall continue to be applicable to the Sections of the Employment Agreement that survive the Effective Time). Notwithstanding any provision of the Employment Agreement to the contrary, the Company and the Executive further agree that Sections 6, 7, 8, 9, 10, 11, 12 and 13 of the Employment Agreement shall remain in full force and effect following the Effective Time in accordance with the provisions thereof. All other employment or similar agreements or arrangements, if any, between the Company or any of its subsidiaries and the Executive are hereby terminated.
Section 4. Salary; Vacation; Expenses; Other. The Executive agrees that the Company and/or the appropriate subsidiary or affiliate of the Company have paid in full to the Executive all salary, vacation, compensation and other amounts to which he is entitled in connection with all of his services as a director and employee of the Company and/or any of its subsidiaries or affiliates through and including the Company’s last payroll date preceding the date of this Agreement and that he shall not be entitled to any additional salary or compensation from the Company and/or any of its subsidiaries or affiliates following the date of this Agreement, (a) other than his normal salary from such last payroll date through and including the Effective Time, which shall be paid in accordance with the Company’s usual payroll practices, and (b) payment for ten (10) days of accrued but unused vacation for which the Executive shall be paid at the Effective Time. In addition, the Executive represents that, to his best knowledge, he has submitted all or substantially all expense reports and other requests for expense reimbursement to the Company prior to the date of this Agreement, and the Executive agrees that the Company and/or the appropriate subsidiary or affiliate have reimbursed him for all of such expense reports and requests for reimbursement through and including the date of this Agreement, except for the expense report submitted by the Executive on the date hereof. In the event that a request for expense reimbursement has not been made by the Executive on or prior to the date of this Agreement, the Executive shall submit such request to the Company on or before July 31, 2008 in a manner consistent with the Company’s policies and procedures, and the Executive represents and agrees that each such request shall represent previously unreimbursed expenses incurred by him in the ordinary and usual course of the Company’s business. The Company shall promptly reimburse the Executive for such expenses in accordance with its policies and procedures on business expense reimbursement.
Section 5. Status of Employee Benefit Plans.
(a) Employee Benefit Plans. The Executive’s and his spouse’s participation and eligibility to participate in, and all benefits or payments under, any and all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) and any and all other plans, programs, arrangements or policies sponsored, maintained or offered by the Company or any of its subsidiaries (including, but not limited to, any health, medical, life, accidental death, disability, retirement, profit sharing, incentive compensation (including, but not limited to, the Company’s 2007 Executive Incentive Plan (“2007 Incentive Plan”), deferred compensation and any other plan, program, arrangement or policy sponsored, maintained or offered by the Company) shall terminate and cease as of the Effective Time; provided, however, that (i) all benefits of the Executive that are fully vested under the Company’s Employee Stock Ownership Plan (“ESOP”) and the Company’s Savings Plan (“401(k) Plan”) shall be paid to the Executive in accordance with the terms of such plans, and (ii) in the event the Executive elects coverage for himself and/or his spouse under the Company’s group health insurance plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall reimburse the Executive for the premiums paid by him associated with such continued coverage under the Company’s group health insurance plan and under the Exec-U-Care medical insurance policy maintained by the Company (up to $15,000 per calendar year) until the earlier of (I) the end of the Executive’s entitlement to continued coverage under the Company’s group health insurance plan pursuant to COBRA, or (II) the date on which the Executive becomes covered by a health plan sponsored or offered by another employer or person. The Executive hereby forever releases, waives and relinquishes any and all benefits, payments, rights, claims and interests in and under all plans, programs, arrangements and policies sponsored, maintained or offered by the Company or any of its subsidiaries other than as expressly set forth above.

(b) Retirement Status. The Executive understands and agrees that he has not satisfied the requirements for retirement or early retirement under any of the plans, programs, arrangements or policies referenced in Section 5(a) above.
Section 6. Severance Payment. So long as the Executive has executed the Release of Claims attached hereto as Exhibit A, the Company shall pay a severance payment to the Executive in the aggregate amount of Seven Hundred Eighty Thousand Dollars ($780,000) (“Severance Payment”), which shall be paid in accordance with this Section. The payment of the Severance Payment shall be suspended for a six-month period following the Effective Time as required by Section 409A of the Internal Revenue Code of 1986, as amended, because the Executive is a Specified Employee as defined in Treasury Regulation §1.409A-1(h). On December 31, 2008, the Executive shall receive twenty-five percent (25%) of the Severance Payment in a lump sum payment equal to $195,000. The Executive shall receive the remaining seventy-five percent (75%) of the Severance Payment in eighteen (18) equal monthly installments of Thirty Two Thousand Five Hundred Dollars ($32,500) each beginning on January 31, 2009 and on the last day of each month thereafter through June 30, 2010. The Company shall deduct all required taxes and withholdings from the lump sum portion and the monthly installments of the Severance Payment.
Notwithstanding the foregoing or the termination of Section 5(g) of the Employment Agreement, the Severance Payment payable to the Executive under this Agreement shall (a) be subject to termination or reduction in the same manner provided in Section 5(g) of the Employment Agreement applicable to “Monthly Severance Payments,” and (b) terminate immediately without reinstatement of any obligation of the Company to resume paying the Severance Payment hereunder if the Executive breaches any of the provisions of this Agreement (or the Release of Claims attached hereto as Exhibit A) or any of the sections of the Employment Agreement that survive the Effective Time. The lump sum payment specified in the preceding paragraph shall be subject to termination or reduction on a pro-rata basis in the event that, had the Executive been able to receive monthly installments of the Severance Payment commencing as of the Effective Time, any of such monthly installments would have been terminated or reduced between the Effective Time and December 31, 2008 in the same manner provided in Section 5(g) of the Employment Agreement.
The Executive agrees that the Severance Payment payable under this Agreement constitutes full satisfaction and discharge of the Company’s obligations under the Employment Agreement. The Executive further agrees that the Severance Payment payable under this Agreement constitutes adequate consideration for his covenants and agreements set forth in the Release of Claims attached hereto as Exhibit A, Section 6 (Non-Disclosure, etc.), Section 7 (Non-Competition), Section 8 (Non-Solicitation) and Section 9 (Intellectual Property) of the Employment Agreement, which covenants and agreements the Executive agrees and affirms are applicable to him in accordance with their terms.

In consideration of the Company’s obligation to pay the Severance Payment to the Executive under this Agreement, subject to termination or reduction as provided above, the Executive hereby forever releases, waives and relinquishes any and all salary, compensation, employee benefits, payments, incentive compensation awards, bonuses and other amounts from the Company and any of its subsidiaries or affiliates (whether under the Employment Agreement, the 2007 Incentive Plan or any other plan, program, arrangement, policy or promise of the Company or any of its subsidiaries or affiliates, or otherwise) other than (i) the Severance Payment, (ii) reimbursement for premiums for the Exec-U-Care medical insurance policy and the continuation coverage under the Company’s group health insurance plan as specified in Section 5(a) hereof, (iii) the fees and expenses related to the Executive’s advisory and cooperation services contemplated by Section 8 and Section 10(d) hereof, respectively, (iv) the payments or amounts to be paid to the Executive in accordance with the ESOP and the 401(k) Plan, (v) reimbursement for the fees for the executive outplacement services as contemplated by Section 10(f) hereof, (vi) reimbursement for the Executive’s attorneys fees as contemplated by Section 10(g) hereof, and (vii) payment of the purchase price for the Shares as contemplated by Section 10(h) hereof.
Section 7. Awards Under Incentive Compensation Plans. All outstanding cash and stock-based awards granted to the Executive, and all rights to any awards or payments, under the 2007 Incentive Plan (including the short term incentive program or opportunities and the long term incentive program or opportunities under the 2007 Incentive Plan), the Company’s Short Term Executive Incentive Plan (as amended and restated effective January 1, 2002), the Company’s Long Term Executive Incentive Plan (as amended and restated effective January 1, 2002) and any other plan, policy or program of the Company, if any, are hereby terminated and forfeited as of the date of this Agreement, and the Executive hereby forever releases, waives and relinquishes any and all rights, claims or interests in or to such awards. All award agreements between the Company and the Executive relating to any awards under the 2007 Incentive Plan are hereby terminated as of the date of this Agreement.
Section 8. Advisory Role. For a period of ninety (90) days following the date of this Agreement, the Executive shall serve as an advisor to the Board of Directors and the new Chief Executive Officer of the Company. The Executive shall provide advisory services under this Agreement on transition and strategic matters relating to the Company or any of its subsidiaries during normal business hours as may be reasonably requested by the Lead Director or the new Chief Executive Officer of the Company. The Company shall pay the Executive a fee of $1,500 per day that he provides such advisory services and shall reimburse the Executive for all out-of-pocket travel and other expenses incurred in connection with such services that are approved by the new Chief Executive Officer of the Company. The Company and the Executive shall mutually agree, in advance of the Executive providing any advisory services hereunder, to the number of days and timing that each request for such services shall require.
All advisory services provided by the Executive under this Agreement shall be performed by him as an independent contractor, and not as a director, employee, agent or representative of the Company or any of its subsidiaries or affiliates. In addition, the Executive understands and agrees that, during the ninety (90) day advisory period, he shall not participate in any employee benefit, retirement, incentive compensation or other plans or programs of the Company or any of its subsidiaries or affiliates and he shall not have, nor will he hold himself out as having, any right, power or authority to bind (or to create any contract, commitment or obligation for, in the name of or on behalf of) the Company or any of its subsidiaries or affiliates.
The Executive understands and agrees that (i) he shall be solely responsible for any and all taxes due and owing on any advisory and cooperation fees paid to him under this Agreement, including, but not limited to, income, FICA and self-employment taxes, and (ii) the Company shall issue a Form 1099 to the Executive, and shall not withhold any taxes for, any advisory and cooperation fees paid to him under this Agreement.

Section 9. Mutual Release.
(a) By the Executive. In exchange for the consideration provided in this Agreement and the release by the Company set forth in this Agreement, and as a material inducement for both parties to enter into this Agreement, contemporaneously with the execution of this Agreement, the Executive has executed and delivered to the Company the Release of Claims attached hereto as Exhibit A.
(b) By the Company. In exchange for the consideration provided in this Agreement and the releases of the Executive set forth in this Agreement and in the Release of Claims attached hereto as Exhibit A, and as a material inducement for both parties to enter into this Agreement, the Company hereby irrevocably and unconditionally releases and forever waives and discharges any and all complaints, claims, demands, liabilities, obligations, actions, rights of actions, proceedings, promises, agreements and compensation of any nature whatsoever (including, but not limited to, claims for damages, attorneys fees, interest and costs) against the Executive and his heirs, spouse, insurers, personal representatives, attorneys, successors and assigns related in any manner to his position as a director, officer or employee of the Company, whether known or unknown, matured or unmatured, suspected or unsuspected or otherwise that exist as of or may have existed prior to the date of this Agreement, other than any claim that the Company may have against the Executive for theft or willful misconduct. Notwithstanding the foregoing, this release by the Company shall be effective only if the Executive has executed and does not revoke or rescind the Release of Claims attached hereto as Exhibit A as set forth therein. If the Executive revokes or rescinds such Release of Claims, then this release by the Company shall terminate and be of no force or effect whatsoever ab initio. Such Release of Claims shall be in addition to the releases contained in this Agreement.
Section 10. Certain Other Matters.
(a) Compliance with Law. The Executive understands and agrees that he has ongoing responsibilities under and shall comply with the federal securities laws, including but not limited to Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.
(b) Return of Property. On or before the Effective Time, the Executive shall return to the Company at its headquarters all vehicles, equipment, computers, mobile telephones, personal data assistants, credit cards, keys, access cards, passwords and other property of the Company that are still in the Executive’s possession or control as of the Effective Time or the location of which the Executive knows, and the Executive shall cease using any of the foregoing on and after the Effective Time; provided, however, that the Company shall transfer to the Executive, for no additional consideration, at the Effective Time the Company’s laptop computer, keyboard and printer that the Executive is currently using. Prior to such transfer, the Executive shall certify in writing that he has deleted all files and other information relating to the Company or any of its subsidiaries or affiliates.
(c) Non-Disparagement. The Executive shall not publicly disparage or make or publish any negative statements or comments about the Company, any of its subsidiaries, any of their respective products or strategies or any of their respective directors, officers, employees, managers, representatives or agents. Subject to applicable law, no executive officer of the Company or member of the Company’s Board of Directors shall publicly disparage or make or publish any negative statements or comments about the Executive.

(d) Cooperation. For a period of two (2) years following the Effective Time, upon the request of the Company or any of its subsidiaries, the Executive shall cooperate and make himself reasonably available at appropriate times and places determined by the Company or any of its subsidiaries in connection with any claim, demand, action, suit, proceeding, examination, investigation or litigation (regulatory or otherwise) by, against or affecting the Company or any of its subsidiaries. The Company or the appropriate subsidiary shall pay the Executive a fee of $1,500 per day in connection with such services and shall reimburse the Executive for his reasonable out-of-pocket travel expenses incurred in connection with the foregoing that are approved by the Chief Executive Officer of the Company. The Company and the Executive shall mutually agree, in advance of the Executive providing any services hereunder, to the number of days and timing that each request for such services shall require.
(e) No Assignment. The Executive represents and agrees that he has not made and shall not make any assignment or other transfer of any interest in any claim, right, demand or action which he had, has or may have against the Company or any of its subsidiaries or affiliates or against any of their respective directors, officers, employees, managers, fiduciaries, administrators, representatives or agents.
(f) Executive Outplacement Services. The Company shall, upon a request by the Executive, promptly reimburse the Executive for fees incurred by him in connection with executive outplacement services utilized by him in an amount not to exceed Ten Thousand Dollars ($10,000) in the aggregate.
(g) Reimbursement of Certain Attorney’s Fees. The Company shall, upon a request by the Executive, promptly reimburse the Executive for his attorneys fees incurred in reviewing and negotiating this Agreement in an amount not to exceed Fifteen Thousand Five Hundred Dollars ($15,500).
(h) Repurchase of Shares. The Executive shall have the right to sell to the Company all of the Forty Two Thousand (42,000) shares of common stock of the Company owned by the Executive (the “Shares”) on July 1, 2008. If the Executive determines to exercise such right, he shall provide written notice thereof to the Company on or before June 27, 2008 and the Company shall then purchase the Shares on July 1, 2008 at a price equal to the average of the high and low prices of the Company’s common stock on each of the twenty (20) business days prior to the date that the Executive provides such notice to the Company. The Company shall pay the purchase price in immediately available funds on July 1, 2008. As a condition to the Company’s obligation to purchase the Shares as provided herein, the Executive shall on July 1, 2008 (a) represent and warrant to the Company that he owns the Shares individually and not jointly or together with any third party, (b) represent and warrant to the Company that he owns the Shares free and clear of all liens, security interests, pledges, options, claims and rights of any third party, (c) deliver to the Company all stock certificates representing the Shares, and (d) deliver to the Company a release substantially in form and content as set forth in Exhibit A hereto with respect to the period from the date of this Agreement through and including the Effective Time.
(i) Press Release. The Company agrees to provide to the Executive a draft of the press release relating to the Company’s announcement of the Executive’s departure from the Company not less than 24 hours prior to the issuance thereof. The Company agrees to consider any comments that the Executive may have to such draft press release; provided, however, that (i) the Executive shall have no approval right as to the form, content and timing of the final press release ultimately issued by the Company, and (ii) the Company shall make the final decision as to the form, content and timing of the press release that it issues.

Section 11. Miscellaneous.
(a) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, executors, representatives and heirs; provided, however, that neither party may assign this Agreement without the prior written consent of the other party except that the Company may, without the prior consent of the Executive, assign this Agreement to any subsidiary or successor of the Company (whether in connection with any merger, consolidation, share exchange, combination, change in control, sale of stock, assets or business or similar transaction involving the Company or any of its subsidiaries). In the event of the Executive’s death, any unpaid balance of the Severance Payment shall be paid to the Executive’s estate in accordance with the same payment schedule specified in this Agreement.
(b) Waiver; Amendment. Either party hereto may, by a writing signed by the waiving party, waive the performance by the other party of any of the covenants or agreements to be performed by such other party under this Agreement. The waiver by either party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. The failure or delay of either party at any time to insist upon the strict performance of any provision of this Agreement or to enforce its rights or remedies under this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of such provision, or to pursue any of its rights or remedies for any breach hereof, at a future time.
This Agreement may be amended, modified or supplemented only by a written agreement executed by the Company and the Executive.
(c) Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction, or enforcement of this Agreement.
(d) Severability. All provisions of this Agreement are severable from one another. In case any one or more of the provisions (or any portion thereof) contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.
(e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement.
(f) Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to any choice of law provisions, principles or rules thereof (whether of the State of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Indiana. The parties hereto hereby agree that all demands, claims, actions, causes of action, suits, proceedings and litigation between or among the parties relating to this Agreement, shall be filed, tried and litigated only in a federal or state court located in the State of Indiana. In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims or defenses of lack of jurisdiction of or proper venue by such court. THE COMPANY AND THE EXECUTIVE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TO THE MAXIMUM EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DEMAND, CLAIM, ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT.

(g) Entire Agreement. This Agreement (including the Release of Claims attached hereto), the Employment Agreement (to the extent not terminated pursuant to Section 3 hereof), the ESOP and the 401(k) Plan constitute the entire understanding and agreement between the parties hereto relating to the subject matter hereof and thereof and supersede all other understandings, commitments, representations, negotiations, contracts, agreements, plans, programs, arrangements or policies, whether oral or written, between the parties hereto relating to the matters contemplated hereby or thereby.
(h) Construction. This Agreement shall be deemed to have been drafted by both parties hereto. This Agreement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, any party.
(i) Taxes. All federal, state, local and other taxes (including, but not limited to, interest, fines and penalties) resulting from, imposed upon by virtue of or relating to the transactions or the payments or benefits to the Executive contemplated by or referenced in this Agreement shall be paid by the Executive, other than payment by the Company of its portion of any FICA or other employment taxes.
(j) Review and Consultation. The Executive hereby acknowledges and agrees that he (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such of his own attorneys, accountants and financial and other advisors as he has deemed appropriate in connection with his execution of this Agreement, and (iv) has executed this Agreement voluntarily. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM THE COMPANY, ANY DIRECTOR, OFFICER OR EMPLOYEE OF THE COMPANY OR ANY ATTORNEY, ACCOUNTANT OR ADVISOR FOR THE COMPANY.
(k) Recitals. The recitals and “Whereas” clauses contained on page 1 of this Agreement are expressly incorporated into and made a part of this Agreement.
(l) Non-Admission. The Company and the Executive hereby agree that this Agreement does not constitute an admission or evidence of any (i) violation by the Company or the Executive of any statute, law, rule or regulation, or (ii) wrongdoing on the part of the Company or the Executive.
IN WITNESS WHEREOF, the Company and the Executive have made, entered into, executed and delivered this Agreement as of the day and year first above written.

/s/ Benjamin M. Anderson-Ray

Benjamin M. Anderson-Ray

CHROMCRAFT REVINGTON, INC.

By:	/s/ Frank T. Kane
Frank T. Kane, Senior Vice President and
Chief Financial Officer